As filed with the Securities and Exchange Commission on July 19, 2013

Registration No. 333-189067

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRAÑA Y MONTERO S.A.A.

(Exact name of Registrant as specified in its charter)

Republic of Peru	1600	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Graña y Montero S.A.A.

Av. Paseo de la República 4667

Surquillo

Lima 34, Peru

(51) (1) 213 – 6565

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

1-800-223-7567

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Juan Francisco Méndez Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2579	Claudia Drago Morante Chief Legal Officer Graña y Montero S.A.A. Av. Paseo de la República Surquillo Lima 34, Peru (51) (1) 213–6565	Nicholas Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4950

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common shares(4)	93,604,650	S/.13.00 (US$4.66)	US$436,197,669	$59,497

(1)	Includes common shares that the underwriters may purchase solely to cover over-allotments, if any, and common shares that are to be offered outside the United States but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act. Offers and sales of common shares outside the United States are being made pursuant to Regulation S and are not covered by the Registration Statement. All or part of these common shares may be represented by American depositary shares, each of which represents five of our common shares.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	Registrant previously paid US$62,744.
(4)	A separate Registration Statement on Form F-6 has been filed for the registration of ADSs issuable upon deposit of the common shares registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form F-1 of Graña y Montero S.A.A. is being filed for the purpose of filing updated Exhibits 5.1, 8.1 and 8.2 hereto.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

According to the Registrant’s by-laws, the directors and the chief executive officer of the company shall be indemnified by the company for any reasonable expenses incurred and for any loss or damage suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as director or chief executive officer, to the extent such action, lawsuit or proceeding is not attributable to them. We maintain liability insurance which insure our directors and officers against liability which he or she may incur in his or her capacity as such.

Item 7. Recent Sales of Unregistered Securities

Within the past three years, the Registrant has not sold any securities, other than its common shares in transactions on the Lima Stock Exchange in the aggregate amounts of 443,872 common shares in 2010, 157,026 common shares in 2011, 1,200,000 common shares in 2012, with no securities sold in 2013 to the date of this Registration Statement. The Registrant believes that these sales did not require registration under the Securities Act because these securities were offered and sold outside the United States in reliance upon the exemption from the registration requirements of the Securities Act contained in Regulation S under the Securities Act or, alternatively, in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	By-laws of the Registrant, as currently in effect

4.1	Registrant’s Form of American Depositary Receipt (included in Exhibit 4.2)

4.2*	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder.

5.1	Opinion of Muñiz, Ramírez, Pérez-Taiman & Olaya Abogados regarding the validity of the common shares being registered

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters

8.2	Opinion of Estudio Muñiz, Ramírez, Pérez-Taiman & Olaya regarding certain Peruvian tax matters

10.1*	Credit Agreement, dated as of February 27, 2013, among the Registrant, the initial lenders named therein, BBVA Bancomer S.A. Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, BBVA Continental and BBVA Securities Inc.

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Dongo, Soria, Gaveglio y Asociados Sociedad Civil de Responsabilidad Limitada, a member firm of PricewaterhouseCoopers

23.2*	Consent of Muñiz, Ramírez, Pérez-Taiman & Olaya Abogados, Peruvian legal counsel of the Registrant

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

Exhibit Number	Description of Document

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of International Data Corporation

23.6*	Consent of Great Place to Work Institute, Inc.

24.1*	Powers of Attorney

99.1*	Reserve Report of Netherland, Sewell & Associates, Inc.

*	Previously filed.

(b)	Financial Statement Schedules

All schedules are omitted because the required information is included in the Registrant’s financial statements in the prospectus part of this Registration Statement.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purposes of Item 512(F) of Regulation S-K, the Registrant hereby also undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on July 19, 2013.

GRAÑA Y MONTERO S.A.A.

By:	/s/ Mario Alvarado Pflucker
Name:	Mario Alvarado Pflucker
Title:	Chief Executive Officer

By:	/s/ Mónica Miloslavich Hart
Name:	Mónica Miloslavich Hart
Title:	Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on July 19, 2013 in the capacities indicated.

Signature

*	Chief Executive Officer / Director
Mario Alvarado Pflucker

* Mónica Miloslavich Hart	Chief Financial Officer and Principal Accounting Officer

*	Director
José Graña Miró Quesada

*	Director
Carlos Montero Graña

*	Director
Luis Miró Quesada Valega

*	Director
José Chlimper Ackerman

*	Director
Roberto Abusada Salah

*	Director
José Antonio Colomer Guiu

*	Director
Hernando Graña Acuña

*	Director
Hugo Santa María Guzmán

/s/ Mario Alvarado Pflucker
Mario Alvarado Pflucker

/s/ Mónica Miloslavich Hart
Mónica Miloslavich Hart

* Signed	by Mario Alvarado Pflucker and Mónica Miloslavich Hart, as attorneys-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of GRAÑA Y MONTERO S.A.A., has signed this registration statement or amendment thereto in Newark, Delaware, on July 19, 2013.

Authorized Representative

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director
Puglisi and Associates